Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES INCREASES
IN 2009 FOURTH QUARTER AND ANNUAL NET INCOME
January 27, 2010
Augusta, Georgia-
Georgia-Carolina Bancshares, Inc. (OTCBB:GECR), a bank holding company and parent company of First Bank of Georgia, reported today that net income increased by 346% or $748,000 to $964,000 ($.27 per diluted common share) for the three months ended December 31, 2009, up from $216,000 ($.06 per diluted common share) for the three months ended December 31, 2008. Net income for the twelve months ended December 31, 2009 increased 34% or $952,000 over the twelve months ended December 30, 2008. Net income for the twelve months ended December 31, 2009 totaled $3,752,000 ($1.07 per diluted common share) as compared to net income for the twelve months ended December 31, 2008 of $2,800,000 ($.80 per common share). Book value per share of common stock increased to $12.37 at December 31, 2009 from $11.31 at December 31, 2008.
Remer Y. Brinson III, President & CEO of the Company, stated, “We are pleased to report a substantial increase in both fourth quarter and annual net income, when compared to the corresponding periods of 2008. These increases have been achieved despite sizeable challenges in the local and national economy, increased allocations to our loan loss reserve and increased regulatory deposit assessments.”
The increase in net income for the twelve months ended December 31, 2009 was achieved despite allocations to the loan loss reserve increasing by $1,626,000 and FDIC assessments increasing by $563,000 due to an industry-wide increase in assessments for the FDIC Insurance Fund. “We are very pleased to have exceeded last year’s performance in the face of these unprecedented expense increases,” Brinson added.
“This net income resulted in a return on average equity of 8.93% for the year ended December 31, 2009 compared to 7.36% for 2008,” Brinson continued.
“Asset quality remains a primary focus,” Brinson stated. “Our loan loss reserve remains sound at 1.51% of loans, excluding loans held for sale. Also, we have reduced other real estate owned by $2.75 million since the beginning of the year. Net charge offs year to date have totaled 0.67% of loans, which is equal to 2008 net charge offs, but below industry averages.”
Total gross loans grew $30.3 million, or 8.3% during the year ended December 31, 2009. Total deposits grew $28.2 million, or 7.5% during the same period. “This growth in both loans and deposits during 2009 is a testament to the relative strength of our local economy and our community banking model,” Brinson commented.
“In addition, we remain ‘well-capitalized’ by regulatory standards and all of our regulatory capital ratios improved during the year, all accomplished without electing to apply for capital funds through the U.S. Treasury Troubled Asset Relief Program (TARP).”
During the first quarter of 2009, First Bank of Georgia celebrated its 20 year anniversary of the opening of the Hill Street Office in Thomson, Georgia and the 10 year anniversary of entering the Augusta market with the opening of its Daniel Village Office. In October, the Bank also celebrated the 10 year anniversary of the opening of the West Town Office in Martinez.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR. First Bank of Georgia conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2009	2008
ASSETS

Cash and due from banks	$13,055	$9,954
Federal funds sold	3,175	—
Securities available-for-sale	44,461	57,594
Loans, net of allowance for loan losses of $5,072 and $4,284, respectively	331,777	332,009
Loans, held for sale	58,135	28,402
Bank premises and fixed assets	9,654	10,081
Accrued interest receivable	1,851	1,934
Foreclosed real estate, net of allowance	4,466	7,217
Deferred tax asset, net	1,018	996
Federal Home Loan Bank stock	2,828	2,201
Bank-owned life insurance	8,812	8,402
Other assets	4,781	2,038

Total assets	$484,013	$460,828

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$41,787	$34,121
Interest-bearing:
NOW accounts	36,395	37,373
Savings	51,424	55,426
Money market accounts	19,232	9,772
Time deposits of $100,000, and over	179,123	170,878
Other time deposits	77,279	69,439

Total deposits	405,240	377,009

Federal funds purchased	—	1,148
Federal Home Loan Bank borrowings	3,600	6,000
Repurchase agreements	3,697	8,611
Current portion of long-term debt	—	100
Long-term debt	25,000	25,400
Other liabilities, borrowings, and retail deposit agreements	3,203	3,476

Total liabilities	440,740	421,744

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,499,477 and 3,456,816 shares issued and outstanding	4	4
Additional paid-in-capital	15,567	15,268
Retained Earnings	27,355	23,604
Accumulated other comprehensive income	347	208

Total shareholders’ equity	43,273	39,084

Total liabilities and shareholders’ equity	$484,013	$460,828

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest income
Interest and fees on loans	$5,877	$5,347	$22,260	$23,186
Interest on taxable securities	406	662	1,925	2,763
Interest on nontaxable securities	101	105	412	337
Interest on Federal funds sold and other interest	1	9	7	85

Total interest income	6,385	6,123	24,604	26,371

Interest expense
Interest on time deposits of $100,000 or more	1,078	1,552	5,415	6,414
Interest on other deposits	782	1,018	3,330	5,536
Interest on funds purchased and other borrowings	232	277	977	1,088

Total interest expense	2,092	2,847	9,722	13,038

Net interest income	4,293	3,276	14,882	13,333

Provision for loan losses	1,172	730	3,082	1,456

Net interest income after provision for loan losses	3,121	2,546	11,800	11,877

Noninterest income
Service charges on deposits	406	351	1,496	1,338
Other income/loss	584	292	2,926	1,430
Gain on sale of mortgage loans	2,585	1,595	9,735	7,152

Total noninterest income	3,575	2,238	14,157	9,920

Noninterest expense
Salaries and employee benefits	3,349	2,642	12,776	10,958
Occupancy expenses	386	378	1,516	1,546
Other expenses	1,715	1,451	6,610	5,241

Total noninterest expense	5,450	4,471	20,902	17,745

Income before income taxes	1,246	313	5,055	4,052

Income tax expense	282	97	1,303	1,252

Net income	$964	$216	$3,752	$2,800

Net income per share of common stock
Basic	$0.28	$0.06	$1.08	$0.82

Diluted	$0.27	$0.06	$1.07	$0.80

Dividends per share of common stock	$—	$—	$—	$—